Exhibit 10(a)(ii)

Digi International Inc.
2016 Omnibus Incentive Plan

(Executive) Restricted Stock Unit Award Agreement

Digi International, Inc. (the “Company”), pursuant to its 2016 Omnibus Incentive Plan (the “Plan”), hereby grants an Award of restricted Stock Units to you, the Participant named below. The terms and conditions of this Award are set forth in this Restricted Stock Unit Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, which has been provided to you. To the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant:
Number of Restricted Stock Units:	Grant Date:__________, 20__
Vesting Schedule:
Vesting Date(s)	Number of Stock Units that Vest

By signing below, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding the grant to you of the number of Restricted Stock Units specified in the table above.

PARTICIPANT:	DIGI INTERNATIONAL INC.
By:
Title:

Digi International Inc.
2016 Omnibus Incentive Plan

(Executive) Restricted Stock Unit Award Agreement
Terms and Conditions

(a)Scheduled Vesting. If you remain employed (which includes other service relationships described in Section 5 of the Plan) by the Company or any of its Affiliates continuously from the Grant Date specified on the cover page of this Agreement, then the Units will vest in the numbers and on the dates specified in the Vesting Schedule on the cover page of this Agreement.

(b)Accelerated Vesting. Vesting of the Units may be accelerated during the term of the Award at the discretion of the Committee in accordance with Section 16.2 of the Plan. Upon your death or termination of employment due to your disability (within the meaning of Section 22(e)(3) of the Code), this Award shall become fully vested.

(c)Effect of Change in Control. The following provisions shall apply if a Change in Control (as defined in Section 3(d)) occurs while Units remain outstanding pursuant to this Award:

(1)If the surviving or successor entity (which may include the Company), or such entity’s parent corporation, continues, assumes or replaces this Award (with such adjustments as may be required or permitted by Section 17 of the Plan), this Award or its replacement shall remain outstanding and be governed by its terms, including Section 3(c)(3) below. For these purposes, this Award shall be considered assumed or replaced if, in connection with the Change in Control, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its parent corporation) with appropriate adjustments to the number and type of securities subject to the Award that preserves the intrinsic value of the Award existing at the time of the Change in Control, or (ii) you have received a comparable equity-based award that preserves the intrinsic value of this Award existing at the time of the Change in Control and contains terms and conditions that are substantially similar to those of this Award.

(2)If and to the extent that this Award is not continued, assumed or replaced in connection with a Change in Control, then all outstanding Units shall fully vest at or immediately prior to the effective time of the Change in Control. The Committee may alternatively provide that this Award shall be canceled at or immediately prior to the effective time of the Change in Control in exchange for a payment to you in an amount equal to the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Change in Control transaction by a Company stockholder for the number of Shares for which outstanding Units could then be settled (or, if no consideration would be received by the Company’s stockholders in the Change of Control transaction, the fair market value (as determined in good faith by the Committee) of such number of Shares immediately prior to the Change in Control). Payment of any such amount may be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Change in Control, and may, in the Committee’s discretion, include subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s stockholders under the Change in Control, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(3)If and to the extent that this Award is continued, assumed or replaced under the circumstances described in Section 3(c)(1), and if within 12 months after the Change in Control you experience an Employment Termination Event (as defined in Section 3(e)), then this Award and any outstanding Units shall immediately vest in full.

(d)Change in Control. “Change in Control” means one of the following:

(i)any individual, entity or Group (a “Person”) becomes a “beneficial owner” (as defined in Rule 13d-3 or any successor rule under the Exchange Act), directly or indirectly, of 30% or more of the combined voting power of the Company’s voting securities, except that the following shall not constitute a Change in Control: (A) any acquisition or beneficial ownership by the Company or a Subsidiary; (B) any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more Subsidiary; (C) any formation of a Group consisting solely of beneficial owners of the Company’s voting securities as of the effective date of the Plan, or any repurchase or other acquisition by the Company of its voting securities that causes any Person to become the beneficial owner of 30% or more of the Company’s voting securities, in either case so long as such Person does not acquire beneficial ownership of additional Company voting securities after the Person initially became the beneficial owner of 30% or more of the Company’s voting securities by one of the means described in this clause (C); or (D) any acquisition of beneficial ownership by any entity with respect to which, immediately following such acquisition, more than 50% of the combined voting power of such entity’s then outstanding voting securities is beneficially owned, directly or indirectly, by all or substantially all of the Persons who beneficially owned the Company’s voting securities immediately prior to such acquisition in substantially the same proportions as their ownership of the Company’s voting securities immediately prior to such acquisition;

(ii)individuals (A) who are, as of the effective date of the Plan, directors of the Company, or (B) who are elected as directors of the Company subsequent to the Grant Date and whose initial election, or nomination for initial election by the Company’s stockholders, was approved by at least a majority of the then Continuing Directors (collectively, “Continuing Directors”) cease for any reason to constitute a majority of the members of the Board; or

(iii)the consummation of a Fundamental Change unless, immediately following such Fundamental Change, all or substantially all of the Persons who were the beneficial owners of the Company’s voting securities immediately prior to such Fundamental Change beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the surviving or acquiring entity (or its Parent) resulting from such Fundamental Change in substantially the same proportions as their ownership, immediately prior to such Fundamental Change, of the Company’s voting securities.

(iv)Notwithstanding the foregoing, to the extent that this Award constitutes a deferral of compensation subject to Code Section 409A, then no Change in Control shall be deemed to have occurred upon an event described in this Section 3(d) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(e)Employment Termination Event. An “Employment Termination Event” will be deemed to have occurred upon either: (i) the involuntary termination of your employment for reasons other than Cause (as defined in Section 3(f)), or (ii) the voluntary termination of your employment for Good Reason (as defined in Section 3(g)).

(f)Cause. “Cause” means only the following: (i) your indictment or conviction of, or a plea of nolo contendere to, (A) any felony (other than any felony arising out of negligence), or any misdemeanor involving moral turpitude with respect to the Company, or (B) your commission any crime or offense involving dishonesty with respect to the Company; (ii) theft or embezzlement by you of Company property or commission of similar acts involving dishonesty or moral turpitude; (iii) repeated material negligence in the performance of your duties after you have received written notice of the same; (iv) your failure to devote substantially all of your working time and efforts during normal business hours to the Company’s business; (v) your knowing engagement in conduct that is materially injurious to the Company; or (vi) your knowingly providing materially misleading information concerning the Company to the Company’s Board of Directors, any governmental body or regulatory agency or to any lender or other financing source or proposed financing source of the Company.

(g)Good Reason. “Good Reason” means only the following: (i) the failure of the Company to pay any material amount due to you under a prevailing Employment Agreement; (ii) a meaningful diminution, without Cause, as defined above, in your responsibilities or job functions unless approved by you; (iii) a material reduction in your total compensation potential as defined by annual base salary and cash compensation targets; or (iv) your relocation to an office location greater than 50 miles from your office location at the time of a Change in Control.

1.Effect of Termination of Employment. Except as otherwise provided in accordance with Sections 3(b) or 3(c)(3), if you cease to be employed by the Company or any of its Affiliates prior to the Vesting Date(s) specified on the cover page of this Agreement, you will forfeit all unvested Units.

2.Settlement of Units. After any Units vest pursuant to Section 3, the Company shall, as soon as practicable (but no later than March 15 of the year following the calendar year in which such Units vest), cause to be issued and delivered to you, or to your designated beneficiary or estate in the event of your death, one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 6 and compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws, and shall be in complete satisfaction and settlement of such vested Units.

3.Tax Consequences and Withholding. As a condition precedent to the delivery of Shares in settlement of the Units, you are required to make arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the settlement of vested Units. The Company will retain a portion of the Shares that would otherwise be delivered to you in settlement of vested Units, which retained Shares shall have a Fair Market Value equal to the amount required to be withheld, unless you provide notice to the Company prior to the vesting date of the Units that you desire to pay cash or direct the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 15 of the Plan. Delivery of Shares upon the vesting of Units is subject to the satisfaction of applicable withholding tax obligations.

4.No Stockholder Rights. The Units subject to this Award do not entitle you to any rights of a holder of the Company’s Stock. You will not have any of the rights of a stockholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to you in settlement of the Units as provided in Section 5.

5.Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations that may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

6.Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without to its conflicts or choice of law principles).

7.Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

8.Discontinuance of Employment. This Agreement does not give you a right to continued employment with the Company or Affiliate, and the Company or any such Affiliate may terminate your employment at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

9.Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of Shares pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral specified in Treas. Reg. § 1.409A-l(b)(4).

By signing the cover page of this Agreement or otherwise accepting this Award in a manner approved by the Company, you agree to all the terms and conditions contained in this Agreement and in the Plan document.